Exhibit 5.1

LAWYERS

Davis Wright Tremaine LLP

ANCHORAGE	BELLEVUE	CHARLOTTE	HONOLULU	LOS ANGELES	NEW YORK
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portland, or 97201-5682	www.dwt.com

June 17, 2005

Advanced Power Technology, Inc.

405 S.W. Columbia Street

Bend, Oregon 97702

Re:                               Advanced Power Technology, Inc. 2005 Equity Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Advanced Power Technology, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about June 17, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company’s Common Stock (the “Shares”). The Shares are reserved for issuance pursuant to the Advanced Power Technology, Inc. 2005 Equity Incentive Plan. Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us in the Registration Statement and any amendment thereto.

Very truly yours,

Davis Wright Tremaine LLP

/s/ DAVIS WRIGHT TREMAINE

GJC:bas